 PRESS RELEASE

For Further Information Contact:

Melanie Paisley Miller
Chief Financial Officer and Acting CEO
336-246-4344

AF Financial Group Terminates
President and Chief Executive Officer
James A. Todd

West Jefferson, N.C., July 9, 2004 - AF Financial Group (OTCBB:ASFE.OB) and its wholly owned subsidiary AF Bank (the "Companies") announced today that James A. Todd, the President and Chief Executive Officer of the Companies, has been terminated for cause pursuant to his employment agreements with the Companies, effective July 8, 2004. The termination follows and is based upon an investigation authorized by the Boards of Directors of the Companies. Mr. Todd has threatened litigation in this matter. However, the Companies believe that any such litigation will be without merit and the Companies plan to defend vigorously any such litigation.

Since Mr. Todd was suspended and placed on leave with pay effective June 2, 2004, operations of the Companies have continued in the ordinary course, with Chief Financial Officer Melanie Miller serving as Acting CEO. Ms. Miller will continue serving as Acting CEO of the Companies until further action by the Boards of Directors. Operations are expected to continue as normal.

Also, on July 7, 2004, the Board of Directors of AsheCo, M.H.C., a federally chartered mutual holding company ("AsheCo"), which is the majority shareholder of AF Financial Group, removed James A. Todd as President and CEO of AsheCo.

AF Financial Group is a federally chartered stock holding company which owns 100% of the common stock of AF Bank, AF Insurance Services, Inc. and AF Brokerage, Inc.